Exhibit 99.1

VAREX TO ACQUIRE LEADING LINEAR ARRAY
DIGITAL DETECTOR MAKER DIRECT CONVERSION

SALT LAKE CITY, Utah, March 21, 2019 - Varex Imaging Corporation (Nasdaq: VREX) announced today it has entered into an agreement to acquire at least 90% of the outstanding shares of common stock of Direct Conversion AB (publ). Stockholm-based Direct Conversion, also known by its Ajat and XCounter brands, is a leading manufacturer and marketer of linear array digital detectors utilizing direct conversion and photon counting technology.

The aggregate purchase price is €75 million for 100% of the outstanding shares, subject to customary adjustments, of which €10 million will be paid in either Varex common stock or cash on the first anniversary of closing. The company plans to fund the consideration using available cash and debt under its existing credit facility. The transaction is expected to be completed in the third quarter of the current fiscal year.

In 2018, Direct Conversion had revenues of €16 million with projected double-digit annual growth rates over the next five years. Direct Conversion also has more than €40 million in signed multi-year supply agreements with customers, primarily for its photon counting detector products. Varex expects the acquisition to be accretive to adjusted EPS in fiscal year 2020 and to generate a return on invested capital greater than its cost of capital within three years.

“Upon closing, this acquisition will expand our product portfolio to include new linear array digital detectors along with a revenue stream from these products for certain medical, dental and industrial applications. It is expected that the current applications will widen our addressable market for digital detector products by approximately $200 million over the coming years, with additional addressable market expansion potential of up to $500 million by replacing current CT detectors with photon counting technology in the future,” said Sunny Sanyal, Chief Executive Officer of Varex Imaging Corporation.

The X-ray imaging industry has been working on photon counting technologies because detectors built with this technology can significantly improve image quality while using lower dose and performing more precise material discrimination. Direct Conversion has successfully commercialized linear array digital detectors for certain medical and industrial applications and is expected to continue to work on applying this technology to additional applications, including medical CT detectors.

Spencer Gunn, Chief Executive Officer of Direct Conversion AB said, “We are excited to be joining Varex at this point in the growth and expansion of our digital detector array products. This transaction is expected to accelerate the adoption of this technology in the marketplace utilizing Varex’s position as one of the leading providers of digital detectors and its global distribution channels.”

About Direct Conversion

Under its Ajat and XCounter brands, Direct Conversion provides innovative linear array digital detector products that are incorporated into imaging systems used globally by a broad range of medical and industrial customers: systems used by orthodontists, orthopedic radiographers, oil & gas engineers, food packagers and nuclear site inspectors. Direct Conversion is one of the world’s largest manufacturer of CdTe detectors. For more information about Direct Conversion visit directconversion.com.

About Varex

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 65+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate the company’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose and protect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,000 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information about Varex, visit vareximaging.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements concerning industry or market outlook; backlog; addressable market; customer demand and acceptance of products or technology; revenues, product volumes, synergies; future growth rates, or other expected future financial results or performance; and any statements using the terms “believe,” “expect,” “intend,” “outlook,” “future,” “anticipate,” “will,” “could,” “estimate,” “guidance,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. Such risks and uncertainties include our inability to close the acquisition; our inability to properly integrate Direct Conversion; the continued impact of tariffs or a global trade war on the company’s products and customer purchasing patterns; our ability to obtain the intended benefits and synergies of acquisitions; global economic conditions; demand for and delays in delivery of products of the company or its customers; the company’s ability to develop, commercialize and deploy new products; the impact of reduced or limited demand by purchasers of certain X-ray products; the impact of competitive products and pricing; the company’s ability to maintain or increase margins; the ability to remediate material weaknesses in internal control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. Any forward-looking statements made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com